Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Al Scott                    Brent Vandermause
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Reports Third Quarter 2023 Results
Pursuing Health and Benefits divestiture
NORTHBROOK, Ill., November 1, 2023 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2023.

The Allstate Corporation Consolidated Highlights (1)
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except per share data and ratios)	2023	2022	% / pts Change	2023	2022	% / pts Change
Consolidated revenues	$14,497	$13,208	9.8%	$42,262	$37,763	11.9%
Net loss applicable to common shareholders	(41)	(685)	(94.0)	(1,776)	(1,091)	62.8
per diluted common share (2)	(0.16)	(2.55)	(93.7)	(6.76)	(3.99)	69.4
Adjusted net income (loss)*	214	(411)	NM	(1,290)	112	NM
per diluted common share* (2)	0.81	(1.53)	NM	(4.91)	0.40	NM
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income (loss) applicable to common shareholders				(14.7)%	(1.5)%	(13.2)
Adjusted net income (loss)*				(9.7)%	4.4%	(14.1)
Common shares outstanding (in millions)				261.7	265.9	(1.6)
Book value per common share				47.79	58.39	(18.2)

Consolidated premiums written (3)	14,425	13,157	9.6	41,021	37,660	8.9
Property-Liability insurance premiums earned	12,270	11,157	10.0	35,826	32,529	10.1
Property-Liability combined ratio
Recorded	103.4	111.6	(8.2)	109.8	105.8	4.0
Underlying combined ratio*	91.9	96.4	(4.5)	92.7	93.6	(0.9)
Catastrophe losses	1,181	763	54.8	5,568	2,333	138.7
Total policies in force (in thousands)				190,089	185,007	2.7
(1)Prior periods have been recast to reflect the impact of the adoption of Financial Accounting Standard Board (“FASB”) guidance revising the accounting for certain long-duration insurance contracts in the Health and Benefits segment.
(2)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(3)Includes premiums and contract charges for the Health and Benefits segment.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful

“Allstate’s focus on improving profitability while implementing our growth strategy made excellent progress this quarter,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Improved underwriting performance, strong investment income and profits from Protection Services and Health and Benefits generated adjusted net income* of $214 million, or $0.81 per diluted common share in the quarter. Property-Liability earned premium growth of 10.0% and execution of other components of the profit improvement plan improved the underlying combined ratio compared to the prior year quarter. Property-Liability had an underwriting loss in the quarter of $414 million, however, reflecting continued increases in auto insurance loss costs, elevated catastrophe losses and adverse prior year loss development. In response, we continue to raise auto and homeowners insurance prices, improve expense efficiencies, restrict growth in profit challenged states and enhance claims practices. The execution of these comprehensive actions will restore margins to target levels.”

“We are pursuing the sale of Allstate’s Health and Benefits businesses since substantial value can be realized when aligned with a broader set of complementary businesses and product offerings. Allstate’s voluntary workplace benefits business was combined with National General’s group and individual health business, creating a broad-based benefits platform that serves 4.3 million policyholders and generated $240 million of adjusted net income over the last twelve months. This value creation was integral to the National General acquisition plan and now positions the business for additional growth and value enhancement. A sale would likely be completed in 2024.”

“Significant progress has also been made in executing the strategy to increase property-liability market share and broaden protection provided to customers. Providing lowest cost protection requires continued cost reductions which is reflected in a lower expense ratio. Allstate exclusive agent productivity increased, excluding three states where profit improvement actions have reduced new business, and National General is growing through independent agents. Plans to increase growth in states that are achieving target auto insurance margins are now being initiated with further expansion planned for 2024. Allstate Protection Plans continues to grow its embedded protection offerings with U.S. retailers and internationally. Shareholder value will continue to grow with higher profitability, strategic capital allocation and organic long-term growth,” concluded Wilson.

Third Quarter 2023 Results

•Total revenues of $14.5 billion in the third quarter of 2023 increased 9.8%, or $1.3 billion, compared to the prior year quarter driven by a $1.1 billion increase in Property-Liability earned premium due to higher average premiums.

•Net loss applicable to common shareholders was $41 million in the third quarter of 2023 compared to $685 million in the prior year quarter, due to improved Property-Liability underwriting results. Adjusted net income* was $214 million, or $0.81 per diluted share, in the third quarter of 2023, compared to an adjusted net loss* of $411 million in the prior year quarter. Restructuring expenses of $87 million were incurred during the third quarter of 2023 primarily related to the organizational component of Transformative Growth designed to streamline the organization and outsource operations.
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•Property-Liability earned premium of $12.3 billion increased 10.0% in the third quarter of 2023 compared to the prior year quarter, primarily driven by higher average premiums from rate increases. The $414 million underwriting loss in the quarter decreased by $878 million compared to the prior year quarter, due to increased premiums earned and lower unfavorable prior year reserve reestimates, partially offset by higher losses.

Property-Liability Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2023	2022	% / pts Change	2023	2022	% / pts Change
Premiums earned	$12,270	$11,157	10.0%	$35,826	$32,529	10.1%
Allstate brand	10,215	9,517	7.3	30,069	27,816	8.1
National General	2,055	1,640	25.3	5,757	4,713	22.2

Premiums written	$13,304	$12,037	10.5%	$37,707	$34,307	9.9%
Allstate brand	11,020	10,304	6.9	31,250	29,201	7.0
National General	2,284	1,733	31.8	6,457	5,106	26.5

Underwriting income (loss)	$(414)	$(1,292)	(68.0)%	$(3,509)	$(1,876)	87.0%
Allstate brand	(168)	(1,049)	(84.0)	(2,987)	(1,623)	84.0
National General	(167)	(124)	34.7	(443)	(133)	NM

Recorded combined ratio	103.4	111.6	(8.2)	109.8	105.8	4.0
Underlying combined ratio*	91.9	96.4	(4.5)	92.7	93.6	(0.9)

◦Premiums written of $13.3 billion increased 10.5% compared to the prior year quarter driven by both the Allstate brand and National General. Allstate brand increased 6.9% primarily due to higher auto and homeowners average premium, partially offset by the impact of profitability actions on personal auto policies in force and commercial lines. National General increased 31.8% reflecting higher average premium and policies in force growth.

◦Allstate brand underwriting loss in the third quarter of 2023 improved to $168 million compared to $1.0 billion in the prior year quarter, driven by higher earned premiums and favorable prior year reserve reestimates, excluding catastrophes, compared to unfavorable reestimates in the prior year, partially offset by higher catastrophe losses.

◦National General underwriting loss of $167 million in the third quarter of 2023 increased by $43 million compared to the prior year quarter, reflecting higher incurred losses as well as unfavorable prior year reserve reestimates, primarily related to personal auto. These were partially offset by higher earned premiums and a 4.4 point improvement in the expense ratio.

◦Property-Liability underlying combined ratio* of 91.9 in the third quarter of 2023 improved 4.5 points compared to the prior year quarter, primarily driven by improved loss and expense ratios in Allstate brand auto, reflecting higher earned premiums and operating efficiencies. While loss trends have stabilized, claim severity increases remain elevated relative to historical levels and auto accident frequency continues to normalize to pre-pandemic levels.

◦Allstate Protection auto insurance results reflect the impact of inflation in loss costs and the comprehensive plan to restore margins through higher rates, lower expenses, underwriting actions and claims process enhancements. National General’s distribution capacity and a broader product portfolio is generating growth through independent agents.

Allstate Protection Auto Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2023	2022	% / pts Change	2023	2022	% / pts Change
Premiums earned	$8,345	$7,545	10.6%	$24,374	$21,974	10.9%
Allstate brand	6,910	6,416	7.7	20,342	18,742	8.5
National General	1,435	1,129	27.1	4,032	3,232	24.8

Premiums written	$8,770	$7,860	11.6%	$25,388	$22,892	10.9%
Allstate brand	7,206	6,704	7.5	20,853	19,386	7.6
National General	1,564	1,156	35.3	4,535	3,506	29.3

Policies in Force (in thousands)				25,376	26,131	(2.9)%
Allstate brand				20,546	21,853	(6.0)
National General				4,830	4,278	12.9

Recorded combined ratio	102.1	117.4	(15.3)	104.9	109.3	(4.4)
Underlying combined ratio*	98.8	104.0	(5.2)	101.2	101.7	(0.5)

◦Earned and written premiums increased 10.6% and 11.6% compared to the prior year quarter, respectively. The increase was driven by higher average premium from rate increases, partially offset by a decline in policies in force.

◦Allstate brand auto net written premium growth of 7.5% compared to the prior year quarter reflects a 15.7% increase in average gross written premium driven by rate increases, partially offset by a decline in policies in force from lower new business and retention.

◦National General auto net written premium grew 35.3% compared to the prior year quarter driven by higher average premium and policies in force growth.

◦Allstate brand auto rate increases were implemented in 25 locations in the third quarter at an average of 5.9%, resulting in an annualized total brand premium impact of 2.0% in the quarter and 9.5% through the first nine months of 2023. National General auto rate increases were implemented in 33 locations in the third quarter at an average of 6.2%, resulting in an annualized total brand premium impact of 3.3% in the quarter and 8.8% through the first nine months of 2023. We remain committed to the pursuit of additional rate increases as a core component of the profit improvement plan.

◦The recorded auto insurance combined ratio of 102.1 in the third quarter of 2023 was 15.3 points lower than the prior year quarter, reflecting higher earned premiums, lower unfavorable prior year reserve reestimates and lower catastrophe losses.

◦Prior year non-catastrophe reserve reestimates were unfavorable $27 million in the third quarter, reflecting adverse reserve development of $95 million for National General, partially offset by favorable Allstate brand reserve reestimates of $68 million.

◦The underlying combined ratio* of 98.8 improved by 5.2 points from the prior year quarter as higher average premium and operating efficiencies were only partially offset by higher incurred losses from claim severity and accident frequency. Weighted average current report year incurred severity of Allstate brand major coverages is currently estimated to increase 9% compared to report year 2022, improving from estimates as of the second quarter 2023. The improvement in severity from claims reported in the first two quarters of the year represent a favorable impact of approximately 1.7 points on the third quarter underlying combined ratio. Excluding this impact, the third quarter underlying combined ratio* would have been 100.5.

◦Allstate Protection homeowners insurance growth reflects higher rates and policies in force growth. Underwriting income was negatively impacted by elevated catastrophe losses and non-catastrophe claim severity.

Allstate Protection Homeowners Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2023	2022	% / pts Change	2023	2022	% / pts Change
Premiums earned	$2,969	$2,642	12.4%	$8,662	$7,698	12.5%
Allstate brand	2,613	2,350	11.2	7,638	6,841	11.7
National General	356	292	21.9	1,024	857	19.5

Premiums written	$3,525	$3,145	12.1%	$9,440	$8,434	11.9%
Allstate brand	3,118	2,803	11.2	8,265	7,488	10.4
National General	407	342	19.0	1,175	946	24.2

Policies in Force (in thousands)				7,297	7,237	0.8%
Allstate brand				6,627	6,599	0.4
National General				670	638	5.0

Recorded combined ratio	104.4	89.9	14.5	122.8	93.8	29.0
Catastrophe Losses	$878	$354	148.0%	$4,516	$1,650	173.7%
Underlying combined ratio*	72.9	74.1	(1.2)	69.4	70.6	(1.2)

◦Earned premiums increased by 12.4% and written premiums increased 12.1% compared to the prior year quarter, primarily reflecting higher average premium and policies in force growth of 0.8% compared to the third quarter of 2022.

◦Allstate brand net written premium increased 11.2% compared to the prior year quarter, primarily driven by an increase in average gross written premium due to implemented rate increases and inflation in insured home replacement costs.

◦National General net written premium grew 19.0% compared to the prior year quarter primarily due to policies in force growth and higher average premium as rates were increased to improve underwriting margins.

◦Allstate brand homeowners implemented rate increases in 12 locations in the third quarter at an average of 6.5%, resulting in an annualized total brand premium impact of 2.1% in the quarter and 9.5% through the first nine months of 2023. National General homeowners rate increases were implemented in 11 locations in the third quarter at an average of 17.6%, resulting in an annualized total brand premium impact of 1.2% in the quarter and 6.5% through the first nine months of 2023.

◦The recorded homeowners insurance combined ratio of 104.4 was 14.5 points higher than the third quarter of 2022, due to higher catastrophe losses and severity, partially offset by premiums earned.

◦Catastrophe losses of $878 million in the quarter increased $524 million compared to the prior year quarter, primarily related to the Maui wildfire and a large Texas hailstorm.

◦The underlying combined ratio* of 72.9 decreased by 1.2 points compared to the prior year quarter, driven by higher earned premium and a lower expense ratio, partially offset by higher non-catastrophe claim severity reflecting increases in labor and materials costs.

◦Allstate business insurance strategy is being advanced through an equity investment and commercial partnership with NEXT Insurance, a high-growth, digital-first insurer with a proprietary technology platform for small business insurance. The partnership will allow both companies to expand the availability of their products across a broad distribution network and provides opportunity to co-develop unique products to serve the unmet needs of 33 million U.S. small businesses that increasingly want to purchase insurance digitally.
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•Protection Services continues to broaden the protection provided to an increasing number of customers largely through embedded distribution programs. Revenues increased to $697 million in the third quarter of 2023, 8.9% higher than the prior year quarter, primarily due to Allstate Protection Plans. Adjusted net income of $27 million decreased by $8 million compared to the prior year quarter, primarily due to higher claim severity at Allstate Protection Plans.

Protection Services Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2023	2022	% / $ Change	2023	2022	% / $ Change
Total revenues (1)	$697	$640	8.9%	$2,054	$1,896	8.3%
Allstate Protection Plans	416	349	19.2	1,200	1,016	18.1
Allstate Dealer Services	146	143	2.1	442	417	6.0
Allstate Roadside	69	65	6.2	199	194	2.6
Arity	29	49	(40.8)	101	163	(38.0)
Allstate Identity Protection	37	34	8.8	112	106	5.7
Adjusted net income (loss)	$27	$35	$(8)	$102	$131	$(29)
Allstate Protection Plans	20	29	(9)	79	108	(29)
Allstate Dealer Services	5	10	(5)	18	27	(9)
Allstate Roadside	7	1	6	17	4	13
Arity	(6)	(2)	(4)	(13)	(4)	(9)
Allstate Identity Protection	1	(3)	4	1	(4)	5
(1)Excludes net gains and losses on investments and derivatives.

◦Allstate Protection Plans’ expanded products and international growth resulted in revenue of $416 million, $67 million or 19.2% higher than the prior year quarter. Adjusted net income of $20 million in the third quarter of 2023 was $9 million lower than the prior year quarter, primarily due to the proportion of lower margin business and higher appliance and furniture claim severity.

◦Allstate Dealer Services generated revenue of $146 million through auto dealers, which was 2.1% higher than the third quarter of 2022 due to higher earned premium. Adjusted net income of $5 million in the third quarter was $5 million lower than the prior year quarter driven by increased claim severity, higher expenses and restructuring charges.

◦Allstate Roadside revenue of $69 million in the third quarter of 2023 increased 6.2% compared to the prior year quarter driven by price increases and new business growth. Adjusted net income was $6 million higher than the prior year quarter, primarily driven by increased pricing, lower loss severity from in-network sourcing and lower retail frequency.

◦Arity revenue of $29 million decreased $20 million compared to the prior year quarter, primarily due to reductions in insurance client advertising. Adjusted net loss of $6 million in the third quarter of 2023 compared to a $2 million loss in the prior year quarter reflects lower revenue.

◦Allstate Identity Protection revenue of $37 million in the third quarter of 2023 was 8.8% higher than the prior year quarter due to growth from new and existing clients. Adjusted net income of $1 million in the third quarter of 2023 compared to a $3 million loss in the prior year quarter reflects lower expenses.
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•Allstate Health and Benefits premiums and contract charges were flat compared to the prior year quarter as growth in group health was offset by lower individual health. Adjusted net income of $69 million in the third quarter of 2023 increased $6 million compared to the prior year quarter, primarily due to increases in group and individual health and lower operating expenses.

Allstate Health and Benefits Results (1)
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2023	2022	% Change	2023	2022	% Change
Premiums and contract charges	$463	$463	—%	$1,379	$1,396	(1.2)%
Employer voluntary benefits	253	257	(1.6)	753	777	(3.1)
Group health	111	96	15.6	328	285	15.1
Individual health	99	110	(10.0)	298	334	(10.8)
Adjusted net income	$69	$63	9.5%	$182	$187	(2.7)%

(1)Prior periods have been recast to reflect the impact of the adoption of FASB guidance revising the accounting for certain long-duration insurance contracts.
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•Allstate Investments $63.4 billion portfolio generated net investment income of $689 million in the third quarter of 2023, a decrease of $1 million from the prior year quarter due to lower performance-based results, mostly offset by higher market-based income.

Allstate Investment Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2023	2022	$ / pts Change	2023	2022	$ / pts Change
Net investment income	$689	$690	$(1)	$1,874	$1,846	$28
Market-based (1)	567	402	165	1,610	1,093	517
Performance-based (1)	186	335	(149)	439	877	(438)
Net gains (losses) on investments and derivatives	$(86)	$(167)	$81	$(223)	$(1,167)	$944
Change in unrealized net capital gains and losses, pre-tax	$(855)	$(1,009)	$154	$(325)	$(4,506)	$4,181
Total return on investment portfolio	(0.4)%	(0.8)%	0.4	2.1%	(6.4)%	8.5
Total return on investment portfolio (trailing twelve months)				4.6%	(5.3)%	9.9
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

◦Market-based investment income was $567 million in the third quarter of 2023, an increase of $165 million, or 41.0%, compared to the prior year quarter, reflecting higher yields and extended duration of the $46.8 billion fixed income portfolio. Investment portfolio allocations, including extending duration and lowering equity risk over the last year, are based on expected risk adjusted returns and the enterprise risk and return position.

◦Performance-based investment income totaled $186 million in the third quarter of 2023, a decrease of $149 million compared to the prior year quarter. Current quarter results reflect lower net gains on the sale of underlying investments than the prior year quarter. The portfolio allocation to performance-based assets has remained stable as these investments provide a diversifying source of higher long-term returns, despite volatility in reported results. Performance-based total return for the third quarter was 2.8% and was 5.4% through the first nine months of 2023. Quarterly total returns over the past 5 years have ranged from (2.3)% to 8.6%, while the 5- and 10-year IRR as of September 30, 2023 were 12.2% and 12.5%, respectively.
◦Net losses on investments and derivatives totaled $86 million in the third quarter of 2023, compared to $167 million in the prior year quarter. Net losses in the third quarter of 2023 were driven by sales of fixed income securities.
◦Unrealized net capital losses were $3.2 billion, $855 million more than the prior quarter, as higher interest rates resulted in lower fixed income valuations.
◦Total return on the investment portfolio was negative 0.4% in the quarter and positive 4.6% over the latest twelve months ended September 30, 2023.

Proactive Capital Management

“Allstate continues to proactively manage capital and has the financial flexibility, liquidity and capital resources to navigate the challenging operating environment and invest in growth. Our capital position remains sound with statutory surplus in the insurance companies of $13.5 billion and over $2.9 billion of assets are held at the holding company, representing 2.2 times annual fixed charges,” said Jess Merten, Chief Financial Officer. “We are making progress on the comprehensive profit improvement plan and remain confident strategic actions will result in profitable growth and attractive shareholder returns,” concluded Merten.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 11 a.m. ET on Wednesday, November 2. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	September 30, 2023	December 31, 2022
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $49,979 and $45,370)	$46,771	$42,485
Equity securities, at fair value (cost $2,393 and $4,253)	2,419	4,567
Mortgage loans, net	830	762
Limited partnership interests	8,363	8,114
Short-term, at fair value (amortized cost $3,369 and $4,174)	3,368	4,173
Other investments, net	1,608	1,728
Total investments	63,359	61,829
Cash	860	736
Premium installment receivables, net	10,102	9,165
Deferred policy acquisition costs	5,824	5,442
Reinsurance and indemnification recoverables, net	9,083	9,619
Accrued investment income	525	423
Deferred income taxes	816	382
Property and equipment, net	909	987
Goodwill	3,502	3,502
Other assets, net	6,196	5,904
Total assets	$101,176	$97,989
Liabilities
Reserve for property and casualty insurance claims and claims expense	$40,659	$37,541
Reserve for future policy benefits	1,309	1,322
Contractholder funds	884	879
Unearned premiums	24,518	22,299
Claim payments outstanding	1,480	1,268
Other liabilities and accrued expenses	9,933	9,353
Debt	7,946	7,964
Total liabilities	86,729	80,626
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand and 81.0 thousand shares issued and outstanding, $2,050 and $2,025 aggregate liquidation preference	2,001	1,970
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 262 million and 263 million shares outstanding	9	9
Additional capital paid-in	3,811	3,788
Retained income	48,491	50,970
Treasury stock, at cost (638 million and 637 million shares)	(37,149)	(36,857)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	(2,512)	(2,255)
Unrealized foreign currency translation adjustments	(101)	(165)
Unamortized pension and other postretirement prior service credit	15	29
Discount rate for reserve for future policy benefits	28	(1)
Total accumulated other comprehensive loss	(2,570)	(2,392)
Total Allstate shareholders’ equity	14,593	17,488
Noncontrolling interest	(146)	(125)
Total equity	14,447	17,363
Total liabilities and equity	$101,176	$97,989

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Revenues
Property and casualty insurance premiums	$12,839	$11,661	$37,482	$34,004
Accident and health insurance premiums and contract charges	463	463	1,379	1,396
Other revenue	592	561	1,750	1,684
Net investment income	689	690	1,874	1,846
Net gains (losses) on investments and derivatives	(86)	(167)	(223)	(1,167)
Total revenues	14,497	13,208	42,262	37,763

Costs and expenses
Property and casualty insurance claims and claims expense	10,237	10,073	32,290	27,262
Accident, health and other policy benefits (including remeasurement (gains) losses of $0, $(4), $0 and $(4))	262	252	785	785
Amortization of deferred policy acquisition costs	1,841	1,683	5,374	4,909
Operating costs and expenses	1,771	1,842	5,273	5,594
Pension and other postretirement remeasurement (gains) losses	149	79	56	91
Restructuring and related charges	87	14	141	27
Amortization of purchased intangibles	83	90	246	264
Interest expense	88	85	272	251
Total costs and expenses	14,518	14,118	44,437	39,183

Loss from operations before income tax expense	(21)	(910)	(2,175)	(1,420)

Income tax benefit	(17)	(236)	(475)	(374)

Net loss	(4)	(674)	(1,700)	(1,046)

Less: Net income (loss) attributable to noncontrolling interest	1	(15)	(23)	(34)

Net loss attributable to Allstate	(5)	(659)	(1,677)	(1,012)

Less: Preferred stock dividends	36	26	99	79

Net loss applicable to common shareholders	$(41)	$(685)	$(1,776)	$(1,091)

Earnings per common share:
Net loss applicable to common shareholders per common share - Basic	$(0.16)	$(2.55)	$(6.76)	$(3.99)
Weighted average common shares - Basic	261.8	268.7	262.6	273.5
Net loss applicable to common shareholders per common share - Diluted	$(0.16)	$(2.55)	$(6.76)	$(3.99)
Weighted average common shares - Diluted	261.8	268.7	262.6	273.5

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended September 30,
	Consolidated		Per diluted common share
	2023	2022	2023	2022
Net loss applicable to common shareholders (1)	$(41)	$(685)	$(0.16)	$(2.55)
Net (gains) losses on investments and derivatives	86	167	0.33	0.62
Pension and other postretirement remeasurement (gains) losses	149	79	0.57	0.29
Amortization of purchased intangibles	83	90	0.31	0.34
(Gain) loss on disposition	5	5	0.02	0.02
Income tax expense (benefit)	(68)	(67)	(0.26)	(0.25)
Adjusted net income (loss) * (1)	$214	$(411)	$0.81	$(1.53)

Weighted average dilutive potential common shares excluded due to net loss applicable to common shareholders (1)			1.5	2.9

	Nine months ended September 30,
	Consolidated		Per diluted common share
	2023	2022	2023	2022
Net loss applicable to common shareholders (1)	$(1,776)	$(1,091)	$(6.76)	$(3.99)
Net (gains) losses on investments and derivatives	223	1,167	0.85	4.23
Pension and other postretirement remeasurement (gains) losses	56	91	0.21	0.34
Amortization of purchased intangibles	246	264	0.94	0.96
(Gain) loss on disposition	4	(6)	0.02	(0.02)
Non-recurring costs (2)	90	—	0.34	—
Income tax expense (benefit)	(133)	(313)	(0.51)	(1.12)
Adjusted net income (loss) * (1)	$(1,290)	$112	$(4.91)	$0.40

Weighted average dilutive potential common shares excluded due to net loss applicable to common shareholders (1)			1.9	3.3
_____________
(1) In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(2) Relates to settlement costs for non-recurring litigation that is outside of the ordinary course of business.

Adjusted net income return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2023	2022
Return on Allstate common shareholders’ equity
Numerator:
Net income (loss) applicable to common shareholders	$(2,079)	$(294)
Denominator:
Beginning Allstate common shareholders’ equity	$15,713	$24,515
Ending Allstate common shareholders’ equity (1)	12,592	15,713
Average Allstate common shareholders’ equity	$14,153	$20,114
Return on Allstate common shareholders’ equity	(14.7)%	(1.5)%

($ in millions)	For the twelve months ended September 30,
	2023	2022
Adjusted net income (loss) return on Allstate common shareholders’ equity
Numerator:
Adjusted net income (loss) *	$(1,641)	$915

Denominator:
Beginning Allstate common shareholders’ equity	$15,713	$24,515
Less: Unrealized net capital gains and losses	(2,929)	1,829
Adjusted beginning Allstate common shareholders’ equity	18,642	22,686

Ending Allstate common shareholders’ equity (1)	12,592	15,713
Less: Unrealized net capital gains and losses	(2,512)	(2,929)
Adjusted ending Allstate common shareholders’ equity	15,104	18,642
Average adjusted Allstate common shareholders’ equity	$16,873	$20,664
Adjusted net income (loss) return on Allstate common shareholders’ equity *	(9.7)%	4.4%
_____________
(1) Excludes equity related to preferred stock of $2,001 million and $1,970 million as of September 30, 2023 and 2022, respectively.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Combined ratio	103.4	111.6	109.8	105.8
Effect of catastrophe losses	(9.6)	(6.8)	(15.5)	(7.2)
Effect of prior year non-catastrophe reserve reestimates	(1.4)	(7.8)	(1.1)	(4.5)
Effect of amortization of purchased intangibles	(0.5)	(0.6)	(0.5)	(0.5)
Underlying combined ratio*	91.9	96.4	92.7	93.6

Effect of prior year catastrophe reserve reestimates	0.1	(0.1)	—	0.1

Allstate Protection - Auto Insurance	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Combined ratio	102.1	117.4	104.9	109.3
Effect of catastrophe losses	(2.6)	(4.4)	(2.7)	(2.2)
Effect of prior year non-catastrophe reserve reestimates	(0.3)	(8.5)	(0.5)	(4.9)
Effect of amortization of purchased intangibles	(0.4)	(0.5)	(0.5)	(0.5)
Underlying combined ratio*	98.8	104.0	101.2	101.7

Effect of prior year catastrophe reserve reestimates	0.1	(0.1)	(0.1)	(0.3)

Allstate Protection - Homeowners Insurance	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Combined ratio	104.4	89.9	122.8	93.8
Effect of catastrophe losses	(29.6)	(13.4)	(52.1)	(21.4)
Effect of prior year non-catastrophe reserve reestimates	(1.5)	(1.9)	(0.9)	(1.3)
Effect of amortization of purchased intangibles	(0.4)	(0.5)	(0.4)	(0.5)
Underlying combined ratio*	72.9	74.1	69.4	70.6

Effect of prior year catastrophe reserve reestimates	0.6	0.1	0.7	1.0

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